EXHIBIT 23.1

Independent Auditors’ Consent

To the Board of Directors
First Northern Community Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-37874) on Form S-8 of our report dated January 31, 2003, relating to the consolidated balance sheets of First Northern Community Bancorp as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Northern Community Bancorp.

/s/ KPMG LLP

Sacramento, California
March 27, 2003